SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1
      (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                (Amendment No.1)*


                        CollaGenex Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    19419B100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-(c)

     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 10 Pages

----------------------------------------------------------                    ---------------------------------------
CUSIP NO. 19419B100                                              13 G                   Page 2 of 10 Pages
----------------------------------------------------------                    ---------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Delphi Ventures III, L.P. ("DV III")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [ ]     (b) [X]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ --------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          500,968  shares,  except that Delphi  Management  Partners III,  L.L.C.
           BENEFICIALLY                       ("DMP III"),  the general partner of DVIII,  and Bochnowski,  Douglass,
      OWNED BY EACH REPORTING                 Lothrop and Yu,  the general partners of DMP III, may be deemed to have
              PERSON                          shared power to vote these shares.
               WITH
                                     -------- -----------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              500,968  shares,  except that Delphi  Management  Partners III,  L.L.C.
                                              ("DMP III"),  the general partner of DVIII,  and Bochnowski,  Douglass,
                                              Lothrop and Yu the general  partners of DMP III,  may be deemed to have shared power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       500,968
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.83%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO. 19419B100                                              13 G                   Page 3 of 10 Pages
----------------------------------------------------------                    ---------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Delphi BioInvestments III, L.P. ("DBI III")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [ ]     (b) [X]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ --------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          9,032 shares,  except that DMP III, the general  partner of DV III, and
           BENEFICIALLY                       Bochnowski, Douglass, Lothrop and  Yu, the general partners of DMP III,
      OWNED BY EACH REPORTING                 may be deemed to have shared power to vote these shares.
              PERSON
               WITH
                                     -------- -----------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              9,032 shares,  except that DMP III, the general  partner of DV III, and
                                              Bochnowski,  Douglass, Lothrop and Yu, the general partners of DMP III, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       9,032
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.10%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO. 19419B100                                              13 G                   Page 4 of 10 Pages
----------------------------------------------------------                    ---------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Delphi Management Partners III, L.P. ("DMP III")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [ ]     (b) [X]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ --------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- -----------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              510,000 shares, of which 500,968 are directly owned by DV III and 9,032 are directly owned by DBI III. DMP III is the general partner of DV III and DBI III and may be  deemed  to  have  shared  power  to vote  these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              510,000 shares, of which 500,968 are directly owned by DV III and 9,032 are directly owned by DBI III. DMP III is the general partner of DV III and DBI III and may be deemed to have shared  power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       510,000
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.94%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO. 19419B100                                              13 G                   Page 5 of 10 Pages
----------------------------------------------------------                    ---------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      James J. Bochnowski ("Bochnowski")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [ ]     (b) [X]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- -----------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              510,000 shares, of which 500,968 are directly owned by DV III and 9,032 are directly  owned by DBI III. DMP III, the general  partner of DV III and DBI III,  and  Bochnowski,  a general  partner  of DMP III,  may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              510,000 shares, of which 500,968 are directly owned by DV III and 9,032 are directly  owned by DBI III. DMP III, the general  partner of DV III and DBI III,  and  Bochnowski,  a general  partner  of DMP III,  may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       510,000
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.94%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO. 19419B100                                              13 G                   Page 6 of 10 Pages
----------------------------------------------------------                    ---------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      David L. Douglass ("Douglass")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [ ]     (b) [X]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- -----------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              510,000 shares, of which 500,968 are directly owned by DV III and 9,032 are directly  owned by DBI III. DMP III, the general  partner of DV III and DBI III, and Douglass,  a general partner of DMP III, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              510,000 shares, of which 500,968 are directly owned by DV III and 9,032 are directly  owned by DBI III. DMP III, the general  partner of DV III and DBI III, and Douglass,  a general partner of DMP III, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       510,000
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.94%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                              IN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO. 19419B100                                              13 G                   Page 7 of 10 Pages
----------------------------------------------------------                    ---------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Donald J. Lothrop ("Lothrop")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [ ]     (b) [X]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- -----------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              510,000 shares, of which 500,968 are directly owned by DV III and 9,032 are directly  owned by DBI III. DMP III, the general  partner of DV III and DBI III, and Lothrop,  a general  partner of DMP III, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              510,000 shares, of which 500,968 are directly owned by DV III and 9,032 are directly  owned by DBI III. DMP III, the general  partner of DV III and DBI III, and Lothrop,  a general  partner of DMP III, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       510,000
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                  [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.94%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                              IN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ---------------------------------------
CUSIP NO. 19419B100                                              13 G                   Page 8 of 10 Pages
----------------------------------------------------------                    ---------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Debra Yu ("Yu")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [ ]     (b) [X]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- -----------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              510,000 shares, of which 500,968 are directly owned by DV III and 9,032 are directly  owned by DBI III. DMP III, the general  partner of DV III and DBI III,  and Yu, a general  partner  of DMP III,  may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              510,000 shares, of which 500,968 are directly owned by DV III and 9,032 are directly  owned by DBI III. DMP III, the general  partner of DV III and DBI III,  and Yu, a general  partner  of DMP III,  may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       510,000
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                  [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.94%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                              IN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 9 of 10 Pages

          This Statement amends and restates the Statement on 13(G) filed by Delphi Ventures III, L.P., a Delaware limited partnership ("DV III"), Delphi BioInvestments III, L.P. ("DBI III"), Delphi Management Partners III, L.P., a Delaware limited partnership ("DMP III"), James
          J. Bochnowski ("Bochnowski"),  David L. Douglass ("Douglass"),  Donald
          J. Lothrop ("Lothrop") and Debra Yu ("Yu"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

ITEM 4.   OWNERSHIP:

          The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1998:

               (a) Amount beneficially owned:

                   See Row 9 of cover page for each Reporting Person.

               (b) Percent of Class:

                   See Row 11 of cover page for each Reporting Person.

               (c) Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote:

                          See Row 5 of cover page for each Reporting Person.

                    (ii)  Shared power to vote or to direct the vote:

                          See Row 6 of cover page for each Reporting Person.

                    (iii) Sole power to dispose or to direct the disposition of:

                          See Row 7 of cover page for each Reporting Person.

                    (iv) Shared power to dispose or to direct the disposition of:

                          See Row 8 of cover page for each Reporting Person.

                                                             Page 10 of 10 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 1999




                                            /s/ James J. Bochnowski
                                            ------------------------------------
                                            James J.  Bochnowski,  individually,
                                            and  on  behalf  of  DVIII,  in  his
                                            capacity as a general partner of DMP
                                            III,  the general  partner of DVIII,
                                            on  behalf   of  DBI  III,   in  his
                                            capacity as a general partner of DMP
                                            III, the general partner of DBI III,
                                            and  on  behalf  of  DMP  III in his
                                            capacity   as  a   general   partner
                                            thereof.



                                            /s/ David L. Douglass
                                            ------------------------------------
                                            David L. Douglass



                                            /s/ Donald J. Lothrop
                                            ------------------------------------
                                            Donald J. Lothrop



                                             /s/ Debra Yu
                                            ------------------------------------
                                            Debra Yu